Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-226176) of Skyline Champion Corporation, and
(2)
Registration Statement (Form S-8 No. 333-227539) pertaining to the 2018 Equity Incentive Plan of Skyline Champion Corporation;

of our reports dated May 26, 2026, with respect to the consolidated financial statements and schedule of Champion Homes, Inc. and the effectiveness of internal control over financial reporting of Champion Homes, Inc. included in this Annual Report (Form 10-K) of Champion Homes, Inc. for the year ended March 28, 2026.

/s/ Ernst & Young LLP

Detroit, Michigan

May 26, 2026